IART-2026.06.30-EX-10.5
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), by and between Integra LifeSciences Holdings Corporation, a Delaware corporation (“Holdings”) and Integra LifeSciences Corporation (“OpCo” and, together with Holdings, the “Company”), and Stuart Essig (“Executive”) is entered into and effective as of May 1, 2026 (the “Effective Date”).
Background
The Company desires to employ Executive, and Executive desires to become an employee of the Company, on the terms and conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intended to be legally bound hereby, the parties hereto agree as follows:
Terms
1.Definitions. The following words and phrases shall have the meanings set forth below for the purposes of this Agreement (unless the context clearly indicates otherwise):
(a)“Accrued Obligations” shall mean: (i) any accrued but unpaid Base Salary through the Termination Date; (ii) any earned, but unpaid, Annual Bonus for the year preceding the Termination Date (the “Prior Year Bonus”); (iii) any accrued, unused vacation or paid time off; and (iv) any accrued but unpaid expenses required to be reimbursed pursuant to Section 10 hereof. Accrued Obligations shall also include all benefits to which Executive or Executive’s dependents or beneficiaries are entitled to under any employee benefit plan or program of the Company (or any of their affiliates).
(b)“Base Salary” shall have the meaning set forth in Section 5.
(c)“Board” shall mean the Board of Directors of Holdings, or any successor thereto.
(d)“Cause,” as determined by the Board in good faith, shall mean Executive has
(i)failed to perform his stated duties in all material respects;
(ii)intentionally and materially breached any material obligation under this Agreement or materially breached any material policy of the Company or any of its subsidiaries (including any code of conduct or harassment policies);
(iii)demonstrated his personal dishonesty in connection with his employment by the Company;
(iv)engaged in fraud or embezzlement from the Company or any of its subsidiaries;
(v)engaged in a breach of fiduciary duty in connection with his employment with the Company;
(vi)engaged in willful misconduct that is materially and demonstrably injurious to the Company or any of its subsidiaries; or

(vii)been convicted or entered a plea of guilty or nolo contendere to a felony or to any other crime involving moral turpitude.
Notwithstanding the foregoing, except with respect to clause (vii), Executive’s employment will not be terminated for Cause unless and until (1), the Company provides Executive with written notice setting forth in reasonable detail the facts and circumstances claimed by the Company to constitute Cause, which written notice must be delivered within sixty (60) days after any member of the Board (other than Executive) has knowledge of an event of condition constituting Cause and (2) Executive fails to cure or remedy such acts or omissions within fifteen (15) days following his receipt of such notice (and during such fifteen (15)-day period Executive has had the opportunity with the assistance of his own legal counsel to appear before the Board to address such matter). No termination of Executive’s employment for Cause shall be effective unless such termination is in writing pursuant to action by a majority of the Board (excluding Executive) at a duly constituted meeting thereof.
(e)A “Change in Control” shall have the meaning set forth in the Plan, as in effect on the Effective Date, without regard to any amendments or modifications thereto, or the establishment of a successor plan, following the Effective Date.
(f)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(g)“Compensation Committee” shall mean the Compensation Committee of the Board.
(h)“Disability” shall mean Executive’s inability to perform his duties hereunder, with or without any reasonable accommodation, by reason of any medically determinable physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of not fewer than six months.
(i)“Good Reason” shall mean:
(i)a material breach of this Agreement, or of any other material agreement entered into between the Company and Executive (including any agreement evidencing a stock option or other equity award and the indemnification agreement referenced in Section 18(m)), by the Company;
(ii)the failure of Executive to be appointed to the positions set forth in Section 2(a) hereof or the failure to be nominated or renominated for reelection as a director of the Board;
(iii)without Executive’s express written consent, the relocation by the Company of Executive’s office location to a location other than his principal residence;
(iv)without Executive’s express written consent, the Company (1) reduces Executive’s Base Salary or Target TDC opportunity, (2) materially reduces the aggregate fringe benefits provided to Executive or (3) except due to Executive’s illness or incapacity, materially alters Executive’s authority and/or title as set forth in Section 2 hereof in a manner reasonably construed to constitute a demotion, including, without limitation, the Company ceasing to be a public company or ceasing to be traded on the Nasdaq Global Select Market;
(v)without Executive’s express written consent, Executive fails at any point during the two-year period following a Change in Control to hold the title and authority (as set forth in Sections 2 and 4(a) hereof) with the parent corporation (or if there is no parent corporation, the surviving corporation) that Executive held with the Company immediately prior to the Change in Control, provided Executive resigns within two years of the Change in Control; or
(vi)the Company fails to obtain the assumption of this Agreement by any successor to the Company.
Notwithstanding the foregoing, Executive’s termination of employment will not be deemed to be for Good Reason unless (1) Executive provides the Company with written dated notice setting forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason within 60 days after the date of the occurrence of any event that Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.
(j)“Plan” shall mean Holdings’ 2003 Equity Incentive Plan, as amended and restated from time to time (and any successor plan).
(k)“Retirement” shall mean Executive’s voluntary resignation of employment with the Company effective on the Initial End Date, provided, that, Executive provides the Company with at least 180 days’ prior written notice of Executive’s intention to voluntarily resign.
(l)“Target TDC” shall mean, for each year during the Employment Period commencing on and after January 1, 2027, the sum of Executive’s Base Salary, Target Bonus, and the aggregate grant date fair value of equity awards under Sections 8(a) and (b).
(m)“Termination Date” shall mean the date of Executive’s “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)), as specified in the Termination Notice if such Termination Notice is applicable.
(n)“Termination Notice” shall mean a written dated notice which: (i) indicates the specific termination provision in this Agreement relied upon (if any); (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment under such provision (with a period to cure as set forth in the definitions of Cause and Good Reason, as applicable, to the extent that the act or omission is capable of cure); (iii) specifies a Termination Date; and (iv) is given in the manner specified in Section 18(l).
2.Employment; Directorship; Location.

(a)Effective as of the Effective Date, Executive shall serve as the President and Chief Executive Officer of Holdings and OpCo, and Executive hereby agrees to accept such employment and agrees to render services to the Company and OpCo in such capacity (or in such other capacity in the future as the Board may reasonably deem equivalent to such position) on the terms and conditions set forth in this Agreement. Executive shall report to the Board.
(b)For the avoidance of doubt, Executive shall continue to serve as Executive Chairman of the Board throughout the Employment Period. During the Employment Period, the Company shall cause Executive to be renominated to stand for election to the Board at any meeting of stockholders of Holdings during which any such election is held and Executive’s term as director will expire if he is not reelected; provided, however, that (i) the Company shall not be obligated to cause such nomination if any of the events constituting Cause have occurred and, if applicable, not been cured or Executive has issued a Termination Notice and (ii) the stockholders’ failure to reelect Executive shall not constitute a termination of Executive’s employment by the Company without Cause and shall not constitute an event giving rise to Good Reason. Unless otherwise agreed to in writing between the Company and Executive, the termination of Executive’s employment shall not affect Executive’s membership as a director of the Board.
(c)Executive’s primary office location shall be his principal residence, which is currently Austin, Texas.
3.Term of Agreement. Unless earlier terminated by Executive or the Company as provided in Section 13 hereof, the term of Executive’s employment under this Agreement (such term, the “Employment Period”) shall commence on the Effective Date and terminate on the third anniversary of the Effective Date (the “Initial End Date”); provided, however, that the Executive and the Company may mutually agree to extend the Employment Period within ninety (90) days prior to the Initial End Date, and, if the Employment Period is not so extended, this Agreement and Executive’s employment hereunder shall terminate on the Initial End Date.
4.Duties. Executive shall:
(a)have duties, authority and responsibilities reasonably consistent with his employment hereunder and shall faithfully and diligently do and perform all such acts and duties, and furnish such services as are assigned to Executive as of the Effective Date, and (subject to Section 2) such additional acts, duties and services as the Board may assign in the future; and
(b)devote his full professional time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will faithfully and diligently further the business and interests of the Company, and shall not be employed by or participate or engage in or in any manner be a part of the management or operations of any business enterprise other than the Company without the prior consent of the Board, which consent may be granted or withheld in its sole discretion; provided, however, that notwithstanding the foregoing, Executive may continue to serve as a member of the boards of directors of the companies at which Executive serves on the board immediately prior to the Effective Date and may serve on civic or charitable boards or committees so long as such service does not materially interfere with Executive’s obligations pursuant to this Agreement. Except as provided above, the Company and Executive agree that Executive may participate on the board of directors (or similar governing bodies) of other entities subject to the prior written approval of the Board.

5.Annual Compensation. Executive’s base salary rate shall be equal to $1,075,000 per annum. Executive’s base salary, as determined in accordance with this Section 5 and as may be increased from time to time, is hereinafter referred to as his “Base Salary.” Executive’s Base Salary shall be payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. The Base Salary shall be subject to annual review, but may not be decreased without Executive’s express written consent. Any increase in the Base Salary shall be in the sole discretion of the Compensation Committee.
6.Annual Bonus Opportunity.
(a)Annual Bonus. Executive shall have the opportunity to receive an annual performance bonus in an amount targeted at 125% of Executive’s Base Salary (the “Target Bonus”). For the avoidance of doubt, in the event performance objectives with respect to a performance period are achieved below threshold, no annual bonus will be earned pursuant to this Section 6(a) with respect to such performance period. The actual amount of any such annual bonus that the Company determines to pay to Executive (the “Annual Bonus”) shall be based upon the satisfaction of performance objectives established and evaluated by the Compensation Committee in its sole discretion; provided that, to the extent that Executive’s Annual Bonus for a year is based on objective performance targets, all or any elements of which are substantially similar to the objective performance targets of any other senior executive of the Company which the Compensation Committee determines have been satisfied, then Executive shall also be considered to have satisfied such elements of the performance targets. For calendar year 2026, Executive’s Annual Bonus shall be pro-rated for Executive’s period of employment from the Effective Date through December 31, 2026.
(b)Time and Form of Payment. The Compensation Committee shall, in its sole discretion, determine the extent to which the Annual Bonus shall be paid in cash and the extent to which such Annual Bonus shall be paid in the form of one or more equity-based awards (including equity-based awards settled on a deferred basis), provided that any portion of such Annual Bonus that is paid in the form of an equity-based award shall be fully vested as of the date on which such award is granted. The Annual Bonus, if any, will be paid in cash and/or by grant of an equity-based award by March 15 of the year following the applicable performance year, subject to Executive’s continued employment through the payment date, except as expressly provided herein in connection with a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, as provided in Section 13(b)(ii) or Section 13(c)(ii) hereof, or due to Retirement, as provided in Section 14(b) or due to death or Disability. For avoidance of doubt, Executive shall remain entitled to payment of a Prior Year Bonus if Executive’s employment ends prior to payment of such Prior Year Bonus due to the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, or due to Retirement, death or Disability.
7.Benefit Plans. Executive shall be entitled to participate in and receive benefits under any employee benefit plan or stock-based plan of the Company in accordance with their terms, and shall be eligible for any other plans and benefits covering executives of the Company, to the extent commensurate with his then duties and responsibilities fixed by the Board.
8.Equity Compensation.
(a)On or promptly following the Effective Date, Holdings shall grant to Executive a restricted stock unit award covering an aggregate number of shares of Holdings common stock such that the award has an aggregate grant-date fair market value equal to $4,000,000 (the “RSU Award”). Except as provided in Section 13 below, the RSU

Award shall vest as to one-third of the units covered thereby on the one-year anniversary of the Effective Date and as to the remaining two-thirds of such units in 24 monthly installments commencing on the first day of the month following the one-year anniversary of the Effective Date, subject to Executive’s continued employment through the applicable vesting date. Except as set forth in Section 8(d), the terms and conditions of the RSU Award shall be governed in all respects by the terms and conditions of the applicable award agreement and the Plan.
(b)On or promptly following the Effective Date, Holdings shall grant to Executive an option to purchase shares of Holdings common stock (the “Option”). The aggregate number of shares of Holdings common stock subject to the Option shall be determined such that the aggregate grant-date fair value of the Option shall be $4,000,000, using the same assumptions that Holdings uses in the preparation of its financial statements. Except as provided in Section 13 below, the Option shall vest and become exercisable as to one-third of the shares covered thereby on the one-year anniversary of the Effective Date and as to the remaining two-thirds of such shares in 24 monthly installments commencing on the first day of the month following the one-year anniversary of the Effective Date, subject to Executive’s continued employment through the applicable vesting date. The Option shall be a nonqualified stock option, shall have an exercise price per share equal to the Fair Market Value (as defined in the Plan) of Holdings’ common stock on the applicable grant date, and have a maximum term of eight years from the applicable grant date. Except as set forth in Section 8(d), the terms and conditions of the Option shall be governed in all respects by the terms and conditions of the applicable award agreement and the Plan.
(c)Commencing with calendar year 2027, Executive will be eligible to receive equity-based compensation, as determined by the Board or the Compensation Committee from time to time, under any program(s) maintained by Holdings for its other senior executives; provided, however, that (i) no more than 50% of the aggregate grant-date fair value of all equity awards awarded to Executive for any such calendar year shall be in the form of performance stock units, and (ii) the terms and conditions applicable to any such equity awards shall be no less favorable to Executive than (A) with respect to restricted stock units and options, the terms and conditions applicable to the RSU Award and Option set forth in Sections 8(a) and (b) above and (B) with respect to performance stock units, the terms and conditions set forth in Section 8(d)(ii) below.
(d)Each of the RSU Award and Option, and each other restricted stock unit, performance stock unit, and stock option grant made to Executive (collectively “Equity Awards”), shall be set forth in a separate award agreement to be entered into by Executive and the Company that are substantially similar to the Company’s forms of award agreements currently applicable to its senior executives; provided that (i) all Equity Awards consisting of restricted stock units or options shall have terms consistent with Sections 13(c) and 14 hereof and (ii) all Equity Awards consisting of performance stock units shall provide that (x) upon a termination of Executive’s employment due to death or Disability, such performance stock units shall be fully vested as of the Termination Date and settled at the end of the performance period based on actual achievement of the applicable performance goals and (y) upon Retirement, (1) performance stock units granted more than 12 months prior to Retirement shall be fully vested as of the Termination Date and settled at the end of the performance period based on actual achievement of the performance goals and (2) performance stock units granted at least six but less than 12 months prior to Retirement shall be vested as of the Termination Date on a pro-rated basis (based on the number of months employed from the applicable grant date to the Termination Date) and settled at the end of the performance period based on actual achievement of the performance goals.

(e)The Company agrees that for so long as it is required to file reports under Sections 13 or 15(d) of the Exchange Act, it will maintain in effect a Form S-8 registration statement covering the issuance to Executive of the shares underlying Executive’s then outstanding equity-based compensation awards.
9.Vacation. During the Employment Period, Executive shall be entitled to vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives, as in effect from time to time.
10.Business Expenses. The Company shall reimburse Executive or otherwise pay for all reasonable expenses incurred by Executive in furtherance of or in connection with the business of the Company, including, but not limited to, automobile and traveling expenses and all reasonable entertainment expenses, subject to such reasonable documentation, the applicable plans, policies, and practices of the Company applicable to its senior executives, as in effect from time to time, and other limitations as may be established by the Company. For avoidance of doubt, Executive shall be reimbursed for business class travel to the Company’s office in Princeton, New Jersey and all incidental travel expenses related thereto.
11.Legal Fees. The Company shall reimburse Executive for up to $50,000 in legal fees and expenses actually incurred by Executive in connection with the drafting, review and negotiation of this Agreement and any related agreements on or prior to the Effective Date. Subject to Section 18(b) below, the Company shall pay or reimburse such legal fees and expenses within thirty (30) days following Executive’s delivery to the Company of documentation evidencing such expenses (which may for avoidance of doubt omit narrative detail of services).
12.Disability. In the event Executive incurs a Disability, Executive’s obligation to perform services under this Agreement will terminate, and the Board may terminate this Agreement upon written notice to Executive.
13.Termination.
(a)Accrued Obligations. Regardless of the reason for Executive’s termination of employment, including a resignation by Executive other than for Good Reason or the termination of Executive’s employment by the Company for Cause, Executive (or his estate or other legal representative, as the case may be) shall be paid or provided all Accrued Obligations, except that the Prior Year Bonus shall not be paid if Executive is terminated for Cause or resigns without Good Reason.
(b)Termination without Cause or for Good Reason (No Change in Control). Except as provided in Sections 13(c) and 13(e) in the event of a Change in Control, and subject to Executive’s execution and delivery of a general release attached as Exhibit A hereto (the “Release”) which the Company shall provide Executive within five (5) days following the Termination Date, and the Release becoming effective within 60 days following the date the Release is provided to Executive, in the event that Executive’s employment is terminated by the Company for a reason other than death, Disability or Cause or Executive terminates his employment for Good Reason, then, in addition to the Accrued Obligations, subject to Section 13(f) below:
(i)The Company shall pay to Executive a severance amount equal to 2.0 times the sum of (x) Executive’s Base Salary and (y) Executive’s Target Bonus, each as of his last day of active employment (but disregarding any reduction in violation of Sections 5 or 6 or that otherwise would be a basis for Good Reason), payable over the two-year period immediately following the Termination Date (the “Severance Period”), with such amount to be paid in substantially equal installments in accordance with the Company’s regularly-scheduled payroll dates during the Severance Period with the first payment being made on the first normal payroll date following the effectiveness of the Release, and the amount(s) otherwise payable prior to such first payroll date shall be paid on such date without interest thereon;
(ii)The Company shall pay to Executive a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which the Termination Date occurs, based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is the total number of days in such fiscal year), payable in a single lump sum no later than March 15 of the year following the year in which the Termination Date occurs (the “Pro-Rata Bonus”);
(iii)The Company shall pay to Executive, for the period ending on the earliest of (A) 18 months following the Termination Date, (B) the date of Executive’s full-time employment by another employer, (C) Executive’s death, or (D) the first month in which Executive does not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to Executive’s monthly premium cost for COBRA family health coverage under the Company’s group health plan (such payments, “COBRA Continuation Payments”); and
(iv)All outstanding equity awards granted to Executive under any of Holdings’ equity incentive plans (or awards substituted therefor covering the securities of a successor company), including for avoidance of doubt the Equity Awards referred to in Section 8, shall immediately become vested in full, provided, (i) all equity awards consisting of options, to the extent vested as of the Termination Date (after giving effect to any accelerated vesting that occurs in connection with such termination), shall remain exercisable until the earlier of (A) the fifth anniversary of the Termination Date or (B) the expiration date set forth in the applicable stock option agreement and (ii) all equity awards consisting of performance stock units shall be fully vested as of the Termination Date and settled at the end of the performance period based on actual achievement of the applicable performance goals..
(c)Termination without Cause or for Good Reason (Change in Control). Notwithstanding anything to the contrary set forth in Section 13(b), and subject to Executive’s execution and delivery of the Release which the Company shall provide Executive within five (5) days following the Termination Date, and the Release becoming effective within 60 days following the date the Release is provided to Executive, in the event that, on or within 24 months following, a Change in Control, Executive terminates his employment for Good Reason or Executive’s employment is terminated by the Company for a reason other than death, Disability or Cause, in addition to the Accrued Obligations, subject to Section 13(f) below:
(i)The Company shall pay to Executive a severance amount equal to 2.99 times the sum of (a) Executive’s Base Salary, and (b) Executive’s Target Bonus, each as of his last day of active employment (but disregarding any reduction in violation of Sections 5 or 6 or that otherwise would be a basis for Good Reason). Any amount payable pursuant to this Section 13(c)(i) shall be paid in a single lump sum cash payment on the first normal payroll date following the effectiveness of the Release; provided, however, that if the Change in Control does not constitute a “change in control event” for purposes of Section 409A of the Code and the regulations promulgated thereunder, any amount payable pursuant to this Section 13(c)(i) instead shall be payable over the two-year period immediately following the Termination Date (the “CIC Severance Period”), with such amount to be paid in substantially equal installments in accordance with the Company’s regularly-scheduled payroll dates during the CIC Severance Period with the first payment being made on the first normal payroll date following the effectiveness of the Release, and the amount otherwise payable prior to such first payroll date shall be paid on such date without interest thereon;
(ii)The Company shall pay to Executive the Pro-Rata Bonus as described in Section 13(b)(ii);
(iii)The Company shall pay to Executive COBRA Continuation Payments as described in Section 13(b)(iii); and
(iv)All outstanding equity awards granted to Executive under any of Holdings’ equity incentive plans (or awards substituted therefor covering the securities of a successor company), including for avoidance of doubt the Equity Awards referred to in Section 8, shall immediately become vested in full, provided, (i) all equity awards consisting of options, to the extent vested as of the Termination Date (after giving effect to any accelerated vesting that occurs in connection with such termination), shall remain exercisable until the earlier of (A) the fifth anniversary of the Termination Date or (B) the expiration date set forth in the applicable stock option agreement and (ii) all equity awards consisting of performance stock units shall be fully vested as of the Termination Date and settled at the end of the performance period based on actual achievement of the applicable performance goals.
(d)Notwithstanding anything contained herein to the contrary, in the event Executive terminates employment under circumstances entitling him to the payments and benefits under Section 13(b), and a Change in Control occurs within 120 days after his Termination Date, then Executive shall be entitled to the payments and benefits set forth in Section 13(c), reduced by any severance payments paid to Executive pursuant to Section 13(b)(i) prior to the Change in Control.
(e)Termination Notice. Except in the event of Executive’s death, a termination under this Agreement shall be effected by means of a Termination Notice.
(f)Payment Delay. Notwithstanding any provision to the contrary herein, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 13, shall be paid to Executive during the six-month period following Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) to the extent that the Company reasonably determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. Any amounts delayed as a result of the previous sentence shall be paid to Executive in a lump sum within 30 days after the end of such six-month period, and any amounts payable to Executive after the expiration of such six-month period under this Agreement shall continue to be paid to Executive in accordance with the terms of this Agreement. If Executive dies during such six-month period and prior to the payment of the delayed amounts hereunder, such unpaid delayed payments shall be paid to the personal representative of Executive’s estate within 30 days after the date of Executive’s death. If a portion of the severance pay or benefits is deferred compensation subject to Section 409A of the Code, and the payment thereof is contingent upon execution and nonrevocation of a general release of claims, and the period for considering or revoking the release spans two calendar years, then the portion of the severance pay or benefits that is deferred compensation will be paid or begin to be paid on the first business day of the second calendar year.
(g)No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 13 by seeking other employment or otherwise.
14.Equity Treatment upon Executive’s Death, Disability, or Retirement; Pro-Rata Bonus on Retirement.
(a)Death or Disability. In the event that Executive’s employment is terminated due to death or Disability, all outstanding equity awards granted to Executive under any of Holdings’ equity incentive plans, including, for avoidance of doubt, the Equity Awards referred to in Section 8, shall immediately become vested in full, provided, (i) all equity awards consisting of options, to the extent vested as of the Termination Date (after giving effect to any accelerated vesting that occurs in connection with such termination), shall remain exercisable until the earlier to occur of (A) the fifth anniversary of the Termination Date or (B) the stated expiration date set forth in the applicable stock option agreement and (ii) all equity awards consisting of performance stock units shall, while fully vested as of the Termination Date, be settled at the end of the performance period based on actual achievement of the applicable performance goals.
(b)Retirement. In the event of Executive’s Retirement or upon Executive’s termination without Cause or for Good Reason after Executive has given proper notice of Retirement, all outstanding equity awards granted to Executive under any of Holdings’ equity incentive plans, including, for the avoidance of doubt, the Equity Awards referred to in Section 8, shall immediately become vested in full, provided, (i) all equity awards consisting of options, to the extent vested as of the Termination Date (after giving effect to any accelerated vesting that occurs in connection with such termination), shall remain exercisable until the earlier to occur of (A) the fifth anniversary of the Termination Date or (B) the stated expiration date set forth in the applicable stock option agreement and (ii) all equity awards consisting of performance stock units shall, while fully vested as of the Termination Date, be settled at the end of the performance period based on actual achievement of the applicable performance goals. In addition, in the event of Executive’s Retirement, Executive shall be entitled to receive the Pro-Rata Bonus.
15.Limitation on Payments.
(a)Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, including any payment or benefit received in connection with a termination of Executive’s employment) (all such payments and benefits, including the payments and benefits under Section 13 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but such reduction shall be made only if (i) the net amount of such Total Payments as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to Executive on a pro-rated basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.
(b)Any determination required under this Section 14 shall be made in writing in good faith by independent auditors of nationally recognized standing (the “Accounting Firm”) mutually agreed to between the Company and Executive. The Accounting Firm shall provide detailed supporting calculations to the Company and Executive. The Company and Executive shall provide the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 14. The Company shall be responsible for (i) all fees and expenses incurred by the Accounting Firm in connection with the calculations required by this Section 14, and, (ii) for all costs, fees and expenses payable to any independent third-party valuation firm retained by or at the request of the Accounting Firm or Executive to deliver an opinion as to the value of Executive’s non-compete obligations to the Company.
(c)For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered (including for refraining from providing services), within the meaning of Section 280G(b)(4)(B) of the Code and regulations thereunder, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

16.Assignability. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any entity to which the Company may transfer all or substantially all of its assets, if in any such case said entity shall expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. This Agreement shall inure to the benefit of and be binding upon Holdings, OpCo and their respective successors and assigns. This Agreement is personal to Executive, and his rights and duties hereunder shall not be assigned except as expressly agreed to in writing by the Company.
17.Death of Executive. If Executive dies during the term of this Agreement, the Company shall pay to Executive’s spouse a death benefit equal to one (1) times the sum of Executive’s Base Salary and Target Bonus at the time of his death (but disregarding any reduction in violation of Sections 5 or 6 or that otherwise would have been a basis for Good Reason), which shall be paid to Executive’s spouse in a lump sum cash payment within 30 days following the date of Executive’s death. In addition, the Company shall pay to Executive’s spouse and eligible dependents for the period ending on the earlier of (i) the applicable expiration date of COBRA coverage, or (ii) the first month in which Executive’s spouse and/or eligible dependents do not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, a monthly cash payment that is equal to their monthly premium cost for the “COBRA” health coverage they elect under the Company’s group health plan. The first monthly cash payment provided for in the immediately preceding sentence shall be paid within 30 days following the date of Executive’s death and each monthly payment thereafter shall be paid on the first business day of each month, commencing with the second month that follows the date of Executive’s death. Any amounts due to Executive under this Agreement (not including any Base Salary not yet earned by Executive) unpaid as of the date of Executive’s death shall be paid in a single sum as soon as practicable following Executive’s date of death, but no later than the first business day of the second month following Executive’s death (or any earlier date as required by applicable law) to Executive’s surviving spouse, or if none, to the duly appointed personal representative of his estate.
18.Certain Covenants.
(a)Nondisparagement. During and after Executive’s employment or other service with the Company, Executive agrees to not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of the Company, the products or services of the Company, or any of the Company’s present or former officers, equity holders, directors or employees; provided that Executive may confer in confidence with his legal representatives and make demonstrably true statements. During and after Executive’s employment or other service with the Company, the Company agrees that the Board members and the Company’s officers shall not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of Executive; provided that such individuals may confer in confidence with his or her or the Company’s legal representatives and make demonstrably true statements.
(b)Injunctive and Other Relief.
(i)Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which the Company may have, the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay the Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder.
(ii)Notwithstanding the equitable relief available to the Company, Executive, in the event of a breach of his covenants contained in Section 18 hereof, understands and agrees that the uncertainties and delay inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to the Company until and unless the Company can obtain such equitable relief. Therefore, in addition to such equitable relief, the Company shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount up to the amount of all monies received by Executive as a result of said breach.
(iii)If any provision of Section 18 is determined to be invalid or unenforceable by reason of its duration or scope, such duration or scope, or both, shall be deemed to be reduced to a duration or scope to the extent necessary to render such provision valid and enforceable. In such event, Executive shall negotiate in good faith to provide the Company with lawful and enforceable protection that is most nearly equivalent to that found to be invalid or unenforceable.
(c)Exceptions. Nothing contained in this Agreement shall prohibit Executive from reporting or communicating with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice), without notice to the Company, for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) Executive acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(d)Company. For purposes of this Section 18, the term “Company” shall mean Integra LifeSciences Holdings Corporation and any corporation, partnership or other entity owned directly or indirectly, in whole or in part, by Integra LifeSciences Holdings Corporation.
(e)Additional Restrictive Covenants. As a condition to Executive’s employment with the Company and the effectiveness of this Agreement, Executive agrees and acknowledges that Executive shall execute on the Effective Date the Confidentiality and Invention Disclosure and Non-Compete Agreement attached as Exhibit B hereto (the “Restrictive Covenant Agreement”).
19.Miscellaneous.

(a)Amendment. No provision of this Agreement may be amended unless such amendment is signed by Executive and such officer as may be specifically designated by the Board to sign on the Company’s behalf.
(b)Section 409A.
(i)This Agreement shall be interpreted to avoid any penalty taxes or interest under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring taxes or interest under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such taxes or interest will not be imposed. All payments of nonqualified deferred compensation subject to Section 409A of the Code to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as defined under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.
(ii)To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such payments or reimbursements shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to liquidation or exchange for another benefit. If expenses are incurred in connection with litigation, any reimbursements under this Agreement shall be paid not later than the end of the calendar year following the year in which the litigation is resolved.
(c)Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that Executive acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.
(d)Withholding. The Company shall have the right to withhold from all payments made pursuant to this Agreement any federal, state, or local taxes and such other amounts as may be required by law to be withheld from such payments.
(e)Prior Employment. Executive represents and warrants that his acceptance of employment with the Company has not breached, and the performance of his duties hereunder will not breach, any duty owed by him to any prior employer or other person. Executive further represents and warrants to the Company that (i) the performance of his obligations hereunder will not violate any agreement between him and any other person, firm, organization or other entity, (ii) he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by his entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement, and (iii) Executive’s performance of his duties under this

Agreement will not require him to, and he shall not, rely on in the performance of his duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.
(f)Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that, while employed by the Company and thereafter, Executive will respond and provide information, as promptly as reasonably practicable, with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company and its representatives, at the Company’s expense (including, without limitation, expenses reasonably incurred by Executive in cooperating and assisting hereunder), in defense of any claims that may be made against the Company (other than by Executive), and will reasonably assist the Company in the prosecution of any claims that may be made by the Company (other than against Executive), to the extent that such claims may relate to the period of Executive’s employment with the Company (collectively, the “Claims”). Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company. Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company (or its actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of the Company, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company without giving prior written notice to the Company or the Company’s counsel. The Company agrees to reimburse or advance Executive for all reasonable expenses incurred by Executive in providing the assistance set forth herein in accordance with and subject to the Company’s expense reimbursement policies.
(g)Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In the event of a conflict between a heading and the content of a Section, the content of the Section shall control.
(h)Recoupment. To the extent required by applicable law, any applicable securities exchange listing standards or the Company’s Incentive Compensation Recovery Policy or Clawback Policy (each, as amended from time to time, or any successor or replacement policy), any amounts paid or payable under this Agreement (including, without limitation, amounts paid prior to the effectiveness of such law or listing standards) shall be subject to forfeiture, repayment or recapture to the extent required by such applicable law, policy or listing standard.
(i)Gender and Number. Whenever used in this Agreement, a neuter pronoun is deemed to include both the masculine and the feminine, unless the context clearly indicates otherwise. The singular form, whenever used herein, shall mean or include the plural form where applicable.

(j)Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable any other provision of this Agreement and shall not affect the application of any provision to other persons or circumstances.
(k)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.
(l)Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by documented overnight delivery service or by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:
To the Company:
Integra LifeSciences Holdings Corporation
1100 Campus Road
Princeton, New Jersey 08540
Attn: General Counsel
To Executive: at Executive’s most recent address on the records of the Company
(m)Effectiveness; Entire Agreement. This Agreement and the Restrictive Covenant Agreement shall become effective as of the Effective Date. As of the Effective Date, this Agreement, together with the Restrictive Covenant Agreement, sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof; provided, however, that certain Indemnification Agreement, dated as of February 15, 2019, between the Company and Executive, all outstanding equity awards granted by the Company to Executive prior to the Effective Date shall remain in full force and effect, as shall any other written agreement to which Executive and the Company are party that contains restrictive covenants, and Executive shall remain entitled to any benefits, including deferred compensation, he earned or accrued under any Company benefit plan or arrangement prior to the Effective Date. This Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect prior to the Effective Date.
(n)Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of Delaware.
[Signature page follows]
IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION /s/ Renee Lo By: Renee Lo Title: Authorized Signatory
INTEGRA LIFESCIENCES CORPORATION /s/ Chantal Veillon By: Chantal Veillon Title: Chief Human Resources Officer

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

EXECUTIVE /s/ Stuart Essig Stuart Essig

Exhibit A
GENERAL RELEASE

[These materials have been omitted pursuant to Item 601(a)(5) of Regulation S-K under the Securities Act of 1933, as amended. The registrant agrees to furnish supplementally a copy of the omitted materials to the Securities and Exchange Commission upon request.]

A-1

Exhibit B

CONFIDENTIALITY AND INVENTION DISCLOSURE AND NON-COMPETE AGREEMENT

[These materials have been omitted pursuant to Item 601(a)(5) of Regulation S-K under the Securities Act of 1933, as amended. The registrant agrees to furnish supplementally a copy of the omitted materials to the Securities and Exchange Commission upon request.]
B-1